Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement Nos. 333-76518, 333-70135, 333-82673, 333-35978, 333-40256, 333-134009, 333-144058, 333-151474, 333-160468, 333-169074, 333-185258, and 333-185257 on Form S-8 and Registration Statement No. 333-176088 on Form S-3 and Registration Statement Nos. 333-172653 and 333-181974 on Form S-4 of our reports dated February 25, 2013, relating to the financial statements of M/I Homes, Inc., and the effectiveness of M/I Homes, Inc's., internal control over financial reporting, appearing in the Annual Report on Form 10K of M/I Homes, Inc., for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Columbus, Ohio.
February 25, 2013